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                                                                   Exhibit 10(q)

                          FOURTH AMENDMENT TO AGREEMENT


         THIS AMENDMENT TO AGREEMENT, dated this 30th day of December, 2002, between UNITED FEATURE SYNDICATE, INC., d.b.a. UNITED MEDIA, a New York corporation with its principal office at 200 Madison Avenue, 4th Floor, New York, New York 10016 ("UM"), as exclusive worldwide licensing representative of PRECIOUS MOMENTS, INCORPORATED, an Illinois corporation with its principal office at 2170 Point Boulevard, Suite 200, Elgin, Illinois 60123 ("Licensor"), and ENESCO GROUP, INC., a Massachusetts corporation with its principal office at 225 Windsor Drive, Itasca, Illinois 60143 ("Licensee"), is to evidence:

         WHEREAS, pursuant to an agreement dated July 1, 1993, Licensor granted Enesco Corporation, an Ohio corporation ("Enesco Ohio"), certain rights with respect to the PRECIOUS MOMENTS property; and

         WHEREAS, said agreement was amended by amendments dated December 29, 1997, and January 22, 1999 (said agreement, as amended, being hereinafter referred to as the "Agreement"); and

         WHEREAS, Enesco Ohio assigned the Agreement to Licensee effective January 21, 2000; and

         WHEREAS, since the Agreement was signed UM has become exclusive worldwide licensing representative of Licensor; and

         WHEREAS, the Agreement was further amended by an amendment dated July 30, 2001; and

         WHEREAS, the parties wish to amend the Agreement further in certain respects;

         NOW, THEREFORE, the Agreement is amended as follows:

         1. Subparagraph 2(c)(1) is deleted and the following substituted therefor:

          "(1) The establishment, marketing, and operation of the PRECIOUS MOMENTS Collectors Club (the 'Club') to facilitate a sharing of common enjoyment by individuals of the PRECIOUS MOMENTS Artwork and Designs."

         2. Subparagraph 4(b) is deleted and the following substituted therefor:

          "(b) Notwithstanding any other provisions of this Agreement, the special percentage royalty provisions set forth below shall apply in the situations set forth below:

          "(i) Collectors Club FIGURINES. The percentage royalty for Club 'Members Only' FIGURINES sold by Licensee to Club members shall be 6.5% of the Net Retail Sales Price. Also, if at any time while this Agreement remains in effect the Club, in accordance with generally accepted accounting principles, begins operating at a profit,



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     Licensee shall, commencing retroactively to the first quarter of the fiscal year in which Licensee began operating the Club at a profit, pay a royalty of 6.5% of the Net Retail Sales Price on all FIGURINES provided to Club members as part of New Member and Renewing Member kits (hereinafter the 'Symbol of Membership FIGURINES'); with respect to the Symbol of Membership FIGURINES, the Net Retail Sales Price for each Symbol of Membership
     FIGURINE shall be deemed to be the suggested retail price for such Symbol of Membership FIGURINE stated in Licensee's promotional literature offering such Symbol of Membership FIGURINE to Club members (the foregoing royalty shall be payable only with respect to the Symbol of Membership FIGURINES and not with respect to other elements of the kits). Licensee's royalty accountings under this Agreement shall be accompanied by a certificate, signed by Licensee's Chief Financial Officer, stating whether or not the Club was operated at a profit during the relevant accounting period. UM confirms that a $42,000 audit finding resulting from the audit of Licensee's books and records conducted in 2001 shall be credited toward the deferred $1,000,000 of the Difference Payment for calendar year 2001 due from Licensee, under subparagraph 4(c), on or before December 31, 2002. Licensor has determined not to pursue the audit finding resulting from said audit relating to the Symbol of Membership FIGURINES.

          "(ii) Abbeville Book. The percentage royalties payable for the existing Abbeville published book entitled PRECIOUS MOMENTS Last Forever (Paragraph H, Books, No. 3) shall be 7.5% of the Net Wholesale Sales Price.

          "(iii) 25th Anniversary Products.With respect to Licensed products commemorating the 25th anniversary of the Precious Moments Artwork and Designs (Licensee skus indicated below), Licensee shall pay a royalty of 10% of the Net Wholesale Sales Price; no royalty shall be due on printed collateral materials and premium items (e.g., balloons, key chains, and merchandising materials, such as signs) sent by Licensee to retailers free of charge along with the 25th anniversary Licensed Products to publicize the 25th anniversary celebration:

          #108531 ('Collecting Life's Most Precious Moments' Figurine')
          #108532 ('Collecting Life's Most Precious Moments' Ornament')
          #109682 (25th Anniversary Plush Teddy Bear)
          #PCC864 ('I will make you Fishers of Men' Lithograph)
          #522139 ('I will make you Fishers of Men' Figurine)
          #108543 ('A Portrait of Loving, Caring, and Sharing' Figurine) #488135 ('Delivering Good News to You' Figurine)
          #804444 ('Happy Anniversary' Figurine)
          #110238 ('Precious Moments from the Beginning' Figurine)
          #108602 ('Thanks for a Quarter Century of Loving, Caring and Sharing'
                  Figurine)
          #110239 ('God Loveth A Cheerful Giver' Ornament)
          #108544 ('Marching Ahead to Another 25 years of Precious Moments')

          "(iv) Royalty-Free Licensed Products. Licensee acknowledges that it shall have no right to sell any Licensed Products on a royalty-free basis without the express prior written consent of Licensor and UM."


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         3. Subparagraph 4(c) is deleted and the following substituted therefor:

          "(c) Guaranteed Minimum Royalties. If the total of the royalties due to Licensor from Licensee, pursuant to subparagraphs 4(a) and 4(b) hereof, during any calendar year (starting with Calendar year 1998) during the Term of this Agreement is less than $15,000,000 (hereinafter the 'Annual Minimum Royalty'), Licensee agrees to pay Licensor the difference between the Annual Minimum Royalty and the total of the royalties (hereinafter the 'Difference Payment') due for the prior calendar year. Any such Difference Payment shall be paid no later than 90 days after the last day of December of the prior calendar year. Notwithstanding the foregoing, Licensor has deferred $1,000,000 of the Difference Payment for calendar year 2001 so that Licensee shall not be obligated to pay said $1,000,000 until on or before December 31, 2002. Licensee shall pay Licensor interest on said deferred amount at a rate of 3% per year from March 31, 2002."

         4. Except as expressly modified by this amendment, all terms and conditions of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this fourth amendment to agreement as of the date set forth above.

                                         UNITED FEATURE SYNDICATE, INC.
                                         d.b.a. UNITED MEDIA, as exclusive
                                         worldwide licensing representative of
                                         PRECIOUS MOMENTS, INCORPORATED


                                         By /s/ Joshua Kislevitz
                                            -----------------------------------

                                         ENESCO GROUP, INC.


                                         By:  /s/ Dan DalleMolle
                                            -----------------------------------